Exhibit 99.1

PRESS RELEASE

Investor Contact: Thomas Castellano, Catalent, Inc. 732-537-6325 investors@catalent.com

Catalent, Inc. Appoints Uwe Röhrhoff to its Board of Directors
SOMERSET, N.J., October 31, 2016 -- Catalent, Inc. (NYSE: CTLT), the leading global provider of advanced delivery technologies and development solutions for drugs, biologics, and consumer health products, today announced that it has added Uwe Röhrhoff as an independent member of its Board of Directors, effective at the next regularly scheduled meeting of its Board. The appointment follows the resignations of Chinh Chu and E. Bruce McEvoy, the designees of its former equity sponsor The Blackstone Group, L.P. after the sale of Blackstone’s interest in the Company.
In addition, the Board decreased its size from 10 directors to 9, appointed Catalent President and Chief Executive Officer John Chiminski, an existing member of the Board, as its Chair, and appointed Jack Stahl, an existing independent member of the Board, as its Lead Director.
Uwe Röhrhoff has been the Chief Executive Officer of Gerresheimer AG since 2010. Mr. Röhrhoff has been with Gerresheimer AG, a German manufacturer of primary packaging products for medication and drug delivery devices made of special-purpose glass and plastics, since 1991. He initially headed the Finance and Controllership functions of Gerresheimer AG’s Molded Glass Division (“Molded Glass”) before assuming the role of Vice President, Controller of Kimble USA, Inc., an American subsidiary of Gerresheimer AG, from 1996 to 1998. In 1998, Mr. Röhrhoff was appointed head of Molded Glass on an international level as well as Chief Executive Officer and Chief Financial Officer of Tettauer Glashüttenwerke AG, another subsidiary of Gerresheimer AG. From 2001 until 2007, Mr. Röhrhoff served as CEO and CFO (until 2003) of Kimble USA. In 2003, Mr. Röhrhoff was appointed to the Management Board of the Gerresheimer Group and continues to hold that position. During Gerresheimer AG’s restructuring from 2007 through 2013, Mr. Röhrhoff was responsible for Molded Glass and Gerresheimer AG’s Life Science Research Division. In 2013, he became responsible for Gerresheimer AG’s Primary Packaging Glass Division. Mr. Röhrhoff started his career in the finance department of Scheidt & Bachmann GmbH.
“We are excited to have this astute and able executive join our Board,” said Mr. Chiminski. “His extensive experience in servicing the pharmaceutical industry will inform his advice and decisions as the Board guides our continued growth and industry leadership.”

Mr. Röhrhoff commented, “I am pleased to join the Catalent Board and look forward to working with the Board and the Company’s capable management team.”
Mr. Röhrhoff holds a business studies degree from the University of Cologne.

About Catalent, Inc.
Catalent, Inc. (NYSE: CTLT) is the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products. With over 80 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. Catalent employs more than 9,500 people, including over 1,400 scientists, at more than 30 facilities across 5 continents and in fiscal 2016 generated $1.85 billion in annual revenue. Catalent is headquartered in Somerset, N.J. For more information, visit www.catalent.com.

More products. Better treatments. Reliably supplied.™